                                                                   EXHIBIT 11.1

                       NETWORK COMPUTING DEVICES, INC.

                    Statement Regarding Computation of Shares
                          Used in per Share Computations
                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       Years Ended December 31,
                                                   ----------------------------------
                                                     1996        1995         1994
                                                   -------      -------      --------
Primary:
    Weighted average common shares
         outstanding during the period              16,579       15,832        15,908
    Common share equivalents:
         Dilutive effect of stock options               --           --            --
                                                   -------      -------      --------
              Total                                 16,579       15,832        15,908
                                                   -------      -------      --------
                                                   -------      -------      --------

    Net loss                                       $(5,232)     $(4,029)     $(10,843)
                                                   -------      -------      --------
                                                   -------      -------      --------

    Primary loss per share                         $ (0.32)     $ (0.25)     $  (0.68)
                                                   -------      -------      --------
                                                   -------      -------      --------

Fully Diluted:
    Weighted average common shares
         outstanding during the period              16,579       15,832        15,908
    Common share equivalents:
         Dilutive effect of stock options               --           --            --
         Contingently issuable performance shares       --           --           131
                                                   -------      -------      --------

              Total                                 16,579       15,832        16,039
                                                   -------      -------      --------
                                                   -------      -------      --------

    Net loss for fully diluted computation         $(5,232)     $(4,029)     $(12,407)
                                                   -------      -------      --------
                                                   -------      -------      --------

    Fully diluted loss per share                   $ (0.32)     $ (0.25)     $  (0.77)
                                                   -------      -------      --------
                                                   -------      -------      --------


NOTE: The difference between net loss used for primary and fully diluted earnings per share calculations for the year ended 1994 is a result of the assumption that all financial performance objectives have been achieved, the maximum number of Performance Shares have been issued, and the maximum amount of cash contingently payable has been paid, with a significant portion of the cash and the value of the Performance Shares allocated to in-process research and development and charged to operations.